Exhibit 99.1

Electronically Filed
05/03/2016 02:45:45 PM

APPL
Peter Dubowsky, Esq.
Nevada Bar No. 4972	CLERK OF TH COURT
Amanda C. Vogler, Esq.
Nevada Bar No. 13609
DUBOWSKY LAW OFFICE, CHTD.
300 South Fourth Street #1020
Las Vegas, Nevada 89101
(702) 360-3500
Fax (702) 360-3515
Attorney for Plaintiff

DISTRICT COURT

CLARK COUNTY, NEVADA

)
WHITE TIGER PARTNERS LLC, a Colorado	)	Case No.: A-14-697251-C
limited liability company, as successor in	)
interest to FIRST AMERICAN STOCK	)	Dept No.: XIII
TRANSFER, INC.,	)
)
Plaintiff,	)
)
vs.	)
)
)
SEWCAL LOGO, INC, a revoked Nevada	)
corporation f/k/a CALVERT CORPORATION	)
and SOUTHERN CALIFORN1A LOGO, INC.	)
the merged California Corporation and DOES	)
1-X and ROE CORPORATIONS I-X, inclusive	)
)
Defendants	)
)

MOTION TO AUTHORIZE RECEIVER TO TERMINATE ALL OF THE

PREVIOUS OFFICERS AND DIRECTORS, ISSUE NEW SHARES, RATIFY A

REVERSE STOCK SPLIT PREVIOUSLY AFFECTED, RATIFY THE NAME

CHANGE TO SOCIAL LIFE NETWORK, INC., RATIFY THE DECREASE OF

THE AUTHORIZED SHARES OF COMMON STOCK, RATIFY THE

CANCELLATION OF THE PREVIOUSLY CREATED PREFERRED CLASS OF

STOCK, RATIFY THE BUSINESS COMBINATION/REORGANIZATION WITH

LIFE MARKETING, INC. AND DISCHARGE RECEIVER

1

Plaintiff WHITE TIGER PARTNERS, LLC, by and through its attorney, Peter Dubowsky, Esq., hereby moves to this Court for an order for the termination of all previous officers and directors of SEW CAL LOGO, INC. (“Defendant Corporation” or “Sew Cal”), to ratify the termination of all previous known and unknown officers and directors, ratify a five-thousand for one (5,000:1) reverse stock split previously affected, approve the name change previously affected to SOCIAL LIFE NETWORK, INC. (“SOCIAL LIFE”), ratify the decrease of the Authorized common stock shares of the company from 2,000,000,000 (2B) to 500,000,000 (500M), ratify the cancellation of the previously created Preferred class of stock for which no shares were issued, ratify the reorganization/business combination with LIFE MARKETING, INC., (“LIFE MARKETING”, a Colorado corporation), issue new shares and discharge the Receiver. This Motion is made on these points and authorities and all the papers and proceedings had herein.

Dated:      May 3, 2016

DUBOWSKY LAW OFFICE, CHTD.

By:	/s/ Amanda C. Vogler
Amanda C. Vogler, Esq.
Attorney for Plaintiff

2

NOTICE OF MOTION

TO:     ALL PARTIES IN INTEREST AND THEIR ATTORNEYS OF RECORD

Please take notice that the DUBOWSKY LAW OFFICE, CHTD. will bring the foregoing Motion on for hearing on the 6th day of     June        , 2016, in Department XIII of the above entitled Court at 9:00 a.m. or as soon thereafter as counsel can be heard.

Signed:	/s/ Amanda C. Vogler
Amanda C. Vogler, Esq.
Attorney for Plaintiff

I.	SUMMARY OF MOTION

On June 26, 2014, this Court entered an Order appointing Robert L. Stevens as the Receiver (the “Receiver”) of the Debtor Corporation, SEW CAL LOGO, INC. The Receiver has been fulfilling his duties as Receiver, and in that capacity, is seeking an order of this Court to terminate all of the previous known and unknown officers and directors, issue new shares of stock of the debtor corporation for purposes of satisfying debt, ratify a five-thousand for one (5,000:1) reverse stock split previously affected, approve the name change previously affected to SOCIAL LIFE NETWORK, INC., ratify the decrease of the Authorized common stock shares of the company from 2,000,000,000 (2B) to 500,000,000 (500M), ratify the cancellation of the previously created Preferred class of stock for which no shares were issued, and ratify the business combination/reorganization with LIFE MARKETING, INC. The Receiver is also seeking an order for his discharge.

To date, the Defendant Corporation has never appeared in any capacity in this proceeding. The Defendant was validly served. On June 26, 2014, this Court appointed by its order Robert L. Stevens to serve as Receiver for the Defendant Corporation. The Receiver has served this Court and the Defendant Corporation honorably. The Receiver has performed the following duties and is seeking an affirmative Order and ratification from this Court in order to satisfy the Company’s debts and institute an orderly reorganization for the shareholders.

3

1.	The Receiver noticed shareholders and the general public about his Appointment by the Court via an 8-K and under OTC Markets Rules and Guidelines on June 26, 2014.

2.	The Receiver cured the “revoked” status with the Nevada Secretary of State on January 28, 2015.

3.	The company went into “default” status with the Nevada Secretary of State on or about July 1, 2015.

4.	The Receiver cured the “default” status with the Nevada Secretary of State on March 18, 2016.

5.	The prior officers and directors of the Defendant Corporation have not appeared in any capacity in this proceeding to defend the abandonment and mismanagement of the company. In a Board Resolution dated June 29, 2014, the Receiver terminated all known and unknown officers and directors of the Defendant Corporation.

6.	The Receiver updated the contact information on OTCMarkets for the benefit of the shareholders and the public.

7.	The Receiver processed a Name Change to WEEDLIFE, INC. later changed to SOCIAL LIFE NETWORK, INC. by LIFE MARKETING, INC. The Name Change was processed with the State of Nevada on March 17, 2016 and was effective in the market on April 11, 2016.

4

8.	The Receiver processed a five-thousand (5,000) for one (1) reverse stock split with each shareholder retaining a minimum of 100 shares. The reverse stock split was effective in the market on April 11, 2016.

9.	The Receiver successfully processed a decrease of the Authorized Common Stock Shares of the company from 2,000,000,000 (2B) to 500,000,000 (500M) with the Nevada Secretary of State on March 17, 2016.

10.	The company will be cancelling the Preferred Class of Stock created on or about August 31, 2004 with the Nevada Secretary of State. The transfer agent has no record of any issuances of the Preferred Class Stock shares from the original August 31, 2004 class of stock. Additionally, we understand that any issuance of the Preferred Shares was tied to sales goals — which were never met.

11.	The Receiver executed a business combination/merger with LIFE MARKETING, INC. on January 29, 2016. The public was noticed via 8-K on February 2, 2016 and under OTC Markets Rules and Guidelines of the Entry into a Material Definitive Agreement.

12.	Additionally, the Receiver noticed the public via an 8-K on April 8, 2016 and under OTC Markets Rules and Guidelines of the corporate action.

13.	The Receiver has produced an information statement and plan of reorganization (one document) which will be completed and published prior to the hearing in the present action via an 8-K.

5

14.	Further, the Receiver has hired a PCAOB Auditor and intends to file a quarterly report with the U. S. Securities and Exchange Commission as soon as practically available, making the company current in its reporting obligations.

15.	The Receiver is requesting this Court grant this Order to issue new shares of stock for the purposes of satisfying the Defendant Corporation’s debt. The shares, to be issued, are exempt pursuant to Federal and Nevada State Securities Regulations, specifically Section 3(a)(10) of the Securities Act of 1933 (15 U.S.C. §77c(a)(10)) and N.R.S. 90.530(8). In order for these shares to be exempt under Federal Law, a Fairness Hearing must be held. The Receiver is requesting such a hearing.

16.	In addition, the Receiver is requesting that the related Non-Affiliate shares be transferred electronically into each party’s brokerage accounts through its transfer agent, currently First American Stock Transfer, The Depository Trust & Clearing Corporation and the shareholders related bank or brokerage firm. The related Non-Affiliate shares are freely transferrable and exempt from registration under Section 3(a)(10) of the Securities Act of 1933 (15 U.S.C. §77c(a)(10)) and N.R.S, 90.530(8).

17.	SOCIAL LIFE and its Transfer Agent(s) agree to not interfere with the paper transfer, electronic transfer, sale, deposit, pledge, hypothecation, or any and all transactions regarding the securities to be issued under this Order. The securities under this Order are considered to be fully paid for and non-assessable and not subject to any adverse claim or stop order.

6

18.	SOCIAL LIFE and the Owners are satisfied that SEW CAL does not have any known ongoing, contingent liabilities or claims, judgments or actions pending against it. Mr. Tapp and Mr. Rodosevich, the Owners, and the SOCIAL LIFE shareholders have reviewed and completed their due diligence and all parties to this action have been unable to find any such liabilities, claims, judgments actions or proceedings with the exception of this current action.

19.	Lastly, the Receiver is requesting the Court discharge the Receiver upon conclusion of the Fairness Hearing and the issuance of the requested exempt securities.

II	JAW

On June 26, 2014, this Court entered an Order for Appointment of Receiver (the “Order”). The Order, which was duly entered and authorized by N.R.S. §78.600, states in pertinent part that the Receiver has the authority:

[T]o take charge of the estate and effects thereof, and to collect the debts and property due and belonging to the corporation, with power to prosecute and defend, in the name of the corporation, or otherwise, all such suits as may be necessary or proper for the purposes aforesaid, and to appoint an agent or agents under them, and to do all other acts which might be done by the corporation, if in being, that may be necessary for the final settlement of the unfinished business of the corporation. The powers of the trustees or receivers may be continued as long as the district court shall think necessary for the purposes aforesaid.

Pursuant to that Order, and as is necessary for the final settlement of the unfinished business of the Debtor Corporation, the Receiver is requesting an order for the termination all of the previous officers and directors, issuance of new shares of stock of the debtor corporation for purposes of satisfying debt, ratification of the name change to WEEDLIFE, INC. later changed to SOCIAL LIFE NETWORK, INC by LIFE MARKETING, INC., ratification of a five-thousand for one (5,000:1) reverse stock split previously affected, ratification of the decrease of the Authorized common stock shares of the company from 2,000,000,000 (2B) to 500,000,000 (500M), ratification of the cancellation of the previously created Preferred class of stock for which no shares were issued, and ratification of the business combination/reorganization with LIFE MARKETING, INC. The Receiver is also seeking an order for his discharge.

7

According to the corporate counsel of the Receiver, whose Affidavit is attached, these securities which are to be issued are exempted pursuant to Federal and Nevada State Securities Regulations, specifically Section 3(a)(10) of the Securities Act of 1933 (15 U.S.C. §77c(a)(10)) and N.R.S. 90.530(8). (The Affidavit of Bradford J. Lam (“Mr. Lam’s Affidavit”) is attached as Exhibit “1”). Mr. Lam also opines that the Notice complies with applicable Federal Securities Regulations. (Mr. Lam’s Opinion Letter is attached as Exhibit “2”). Mr. Lam’s Affidavit States:

1.            I am a licensed attorney admitted to practice before the Supreme Courts of the States of California (admitted in 1986), Colorado (1986) and the Commonwealth of Pennsylvania (1988) in addition to a variety of Federal District Courts and the Second and Tenth U.S. Circuit Courts of Appeal.

2.           Throughout my career as an attorney, securities regulation and the adherence to State and Federal securities laws have constituted significant practice areas for me. During my career, I have served as staff counsel to both the California Department of Corporations (which administers the California Securities Act of 1968, as amended) in its Los Angeles headquarters office and the United States Securities and Exchange Commission (“SEC”) in its Philadelphia Regional office.

8

3.           Section 3 (a) (10) of the Securities Act of 1933 (15 U.S.C. §77c (a) (10)) operates as an exemption from the Securities Act registration provisions for offers and sales of securities in specified exchange transactions. The terms and conditions of the exchange of securities shall be approved by a court or authorized government entity (which may include state insurance commissions, state corporation or securities commissions, state banking agencies, etc.). Approval must come subsequent to the holding of a hearing in which a determination has been made that the exchange is fair to those to whom the securities will be issued. (Such securities, however, are not exempt from registration under state securities laws, for they are not “covered securities” under Section 18 of the Securities Act (See: Section 18(a) (4) (C)).

4.           The Section 3(a) (10) exemption is available without any action by the SEC’s Division of Corporation Finance or the Securities and Exchange Commission. However, the issuer of the securities must advise the court or authorized government entity before the fairness hearing that it will rely on the Section 3(a) (1.0) exemption upon the court or authorized government entity’s approval of the exchange.

5.            In addition, the issuer must provide the court or authorized government entity with sufficient information to determine the value of both the securities claims or interests to be surrendered and the securities to be issued in the proposed transaction.

Plaintiff’s claims shall be exchanged to the Defendant Company for an Aggregate of 13,420,000 unrestricted, unregistered post reverse-split shares of Defendant Corporation’s common stock as follows:

NON -AFFILIATE SHAREHOLDERS:

a).           13,320,000 unrestricted shares to: SOMERSET PRIVATE FUND LTD**;

b).           100,000 unrestricted shares to: MDD ENTERPRISES INC.;

9

And for an aggregate issuance of restricted, unregistered post reverse-split common shares of SOCIAL LIFE NETWORK, INC. totaling 119,473,334 to:

AFFILIATE SHAREHOLDERS:

a).           59,736,667 restricted shares to: LVC CONSULTING LLC

b).           59,736,667 restricted shares to: RODOSEVICH INVESTMENTS LLC

6.           Finally, the issuer must provide timely and appropriate notice of the hearing to all persons who will receive securities in the exchange. At a minimum, the issuer’s notice must adequately (1) advise the persons to receive securities in the exchange of their right to attend the hearing and (2) give the information necessary to exercise that right. The Undersigned will notify the parties in Schedule A who receive shares upon the Court granting the Fairness Hearing.

7.           In order to qualify for exemption from registration under Section 3(a) (10), securities must be issued in exchange for securities, claims, or property interests; they cannot be offered for cash, This requirement generally does not raise interpretive issues. However, when options, warrants, or other convertible securities are issued in a Section 3 (a) (10) transaction, the later exercise or conversion is not exempted.

8.           A court or authorized government entity must hold a hearing that is open to all those who will receive securities in the proposed exchange and find that the proposed exchange’s terms and conditions are fair to all such persons.

10

CONCLUSION

WHEREFORE, the Plaintiff requests this Honorable Court to allow the Receiver to seek an order of this Court to terminate all of the previous known and unknown officers and directors, issue new shares of stock of the debtor corporation for purposes of satisfying debt, ratify a five-thousand for one (5,000:1) reverse stock split previously affected, approve the name change previously affected to SOCIAL LIFE NETWORK, INC., ratify the decrease of the Authorized common stock shares ‘of the company from 2,000,000,000 (2B) to 500,000,000 (500M), ratify the cancellation of the previously created Preferred class of stock for which no shares were issued, ratify the business combination/reorganization between SEW CAL LOGO, INC. and LIFE MARKETING, INC., and discharge the Receiver, Robert L. Stevens.

Dated:    May 3, 2016

DUBOWSKY LAW OFFICE, CHTD.

By:	/s/ Peter Dubowsky
Peter Dubowsky, Esq.
Nevada Bar No. 4972
Amanda C. Vogler, Esq.
Nevada Bar No. 13609
300 South Fourth Street, Suite 1020
Las Vegas, Nevada 89101
(702) 360-3500
Fax (702) 360-3515
Attorney for Plaintiff

11

Exhibit “1”

Peter Dubowsky, Esq.

Nevada Bar No. 4972

DUBOWSKY LAW OFFICE, CHTD.

300 South Fourth St, Ste. 1020

Las Vegas, Nevada 89101

(702)360-3500

Fax (702)360-3515

Attorney for Plaintiff

DISTRICT COURT

CLARK COUNTY, NEVADA

)
WHITE TIGER PARTNERS LLC, a	)	Case No.: A-14-697251-C
Colorado limited liability company, as	)
successor in interest to FIRST AMERICAN	)	Dept No.: XIII
STOCK TRANSFER, INC.,	)
)
Plaintiff,	)
)
vs.	)
)
SEWCAL LOGO, INC. a revoked Nevada	)
corporation f/k/a CALVERT	)
CORPORATION and SOUTHERN	)
CALIFORNIA LOGO, INC. the merged	)
California Corporation and DOES I-X and	)
ROE CORPORATIONS I-X, inclusive	)
)
Defendants	)

AFFIDAVIT OF BRADFORD J. LAM, ESQ, IN SUPPORT OF PLAINTIFF’S MOTION FOR
EXCHANGE OF SECURITIES AMONG DEFENDANT’S STOCK HOLDERS AND
TERMINATION OF RECEIVERSHIP.

STATE OF COLORADO	)
) ss.
COUNTY OF DENVER	)

Bradford J. Lam, Esquire (“Affiant”); hereby swears under penalty of perjury and the laws of the State of Nevada that the following assertions are true of his own knowledge:

1. I am a licensed attorney admitted to practice before the Supreme Courts of the States of California (admitted in 1986), Colorado (1986) and the Commonwealth of Pennsylvania (1988) in addition to a variety of Federal District Courts and the Second and Tenth U.S. Circuit Courts of Appeal.

2. Throughout my career as an attorney, securities regulation and the adherence to State and Federal securities laws have constituted significant practice areas for me. During my career, I have served as staff counsel to both the California Department of Corporations (which administers the California Securities Act of 1968, as amended) in its Los Angeles headquarters office and the United States Securities and Exchange Commission (“SEC’) in its Philadelphia Regional office.

3. Section 3 (a) (10) of the Securities Act of 1933 (15 U.S.C. §77c (a) (10)) operates as an exemption from the Securities Act registration provisions for offers and sales of securities in specified exchange transactions. The terms and conditions of the exchange of securities shall be approved by a court or authorized government entity. (which may include state insurance commissions, state corporation or securities commissions, state banking agencies, etc.). Approval must come subsequent to the holding of a hearing in which a determination has been made that the exchange is fair to those to whom the securities will be issued. (Such securities, however, are not exempt from registration under state securities laws, for they are not “covered securities” under Section 18 of the Securities Act (See; Section 18(a) (4) (C)).

4. The Section 3(a) (10) exemption available without any action by the SEC’s Division of Corporation Finance or the Securities and Exchange Commission. However, the issuer of the securities must advise the court or authorized government entity before the fairness hearing that it will rely on the Section 3(a) (10) exemption upon the court or authorized government entity’s approval of the exchange,

5. In addition, the issuer must provide the court or authorized government entity with sufficient information to determine the value of both the securities claims or interests to be surrendered and the securities to be issued in the proposed transaction.

6. Finally, the issuer must provide timely and appropriate notice of the hearing to all persons who will receive, securities in the exchange. At a minimum. the issuer’s notice adequately (1) advise the persons to receive securities in the exchange of their right to attend the hearing and (2) give the information necessary to exercise that right.

7. In order to qualify for exemption from registration under section 3(a) (10), securities must be issued in exchange for securities, claims, or property interests; they cannot be offered for cash. This requirement generally does not raise interpretive issues, However, when options, warrants, or other convertible securities are issued in a Section 3 (a) (10) transaction, the later exercise or conversion is not exempted.

8. A court or authorized government entity must hold a hearing that is open to all those who will receive securities in the proposed exchange and find that the proposed exchange’s terms and conditions are fair to all such persons.

9. If called to testify as a witness, Affiant is competent and would testify to the facts set forth in this Affidavit.

/s/ Bradford J. Lam
Bradford J. Lam, Esq.
Colorado Attorney Reg. No. 16355

Subscribed and sworn to before me by Bradford J. Lam this 28 day of April, 2016.

/s/ Nathan Moneymaker
Notary Public

My commission expires:	[S E A L]

Exhibit “2”

Lam Law Offices, LLC

www.lamlaw.net

April 27, 2016.

First American Stock Transfer

4747 North 7th Street, Suite 170
Phoenix AZ 85014-3677

Re:      Social Life Network, Inc, formerly Sew Cal Logo, Inc., a Nevada Corporation.

Ladies and Gentlemen;

This law firm has acted as special counsel to Social Life Network, Inc., a Nevada corporation (“Issuer”) for the limited purpose of rendering this opinion in connection with the Corporation’s issuance of shares to four (4) purchasers listed on the Schedule “A” hereto (“Purchasers”). Collectively, Issuer and Purchasers are referred to as the “Parties.”

There are certain important disclaimers set forth at the conclusion of this opinion letter and they limit our opinion and the reliance of third parties thereon.

The Parties’ executed on January 29th, 2016 a Share Purchase Agreement. Signatory for Issuer is Robert L. Stevens, pursuant to the authority vested in him as Court Appointed Receiver of Issuer (“Receiver”). The Receiver’s appointment occurred on or about June 26, 2014 in case number A-14-697251-C in Nevada’s Eighth Judicial District.

By Order of the District Court of Clark County, Nevada (“Court”) the Receiver was granted full authority to issue shares as fully paid and non-assessable, and not subject to any options, to the non-affiliate holders.

Thereafter, the Receiver directed the Issuer, inter alia, to issue to non-affiliates unrestricted securities pursuant to the exemption set forth at Section 3(a)(10) of the Securities Act of 1933 (15 U.S.C §77c(a)(10)).

We have not examined originals of the Company’s significant historical documents, or of any certified copies, or other documents, including, but not limited to, the following: (i) certificates of incorporation of the Issuer, as amended and restated to date; or (ii) historical instruments and documents of the Issuer. Rather, we have relied upon the Receiver’s pleadings as filed with the Court, such Orders of the Court, and representations by the Receiver during the Receivership pertaining to the issuance of securities by the Issuer.

Bradford J. Lam, Esq. ●1801 Pennsylvania Street, 301 ● Denver, Colorado 80203

Tel: 303 888 9747 ● Email: brad@lamlaw.net

First American Stock Transfer

April 28, 2016

We have assumed the authenticity and completeness of all documents, certificates. and. records submitted to us as or as originals, the conformity to the original instruments of all other documents, certificates and records submitted, and the authenticity and completeness of such instruments being assumed. As to certain matters of fact relating to this opinion, we have relied on the accuracy and truthfulness of statements made to us by the Receiver and on certificates of public officials. We do not represent that we conducted any independent investigations of law or fact as to the representations stated in the Stock Purchase Agreement or otherwise.

Consistent with the foregoing, we opine:

(a) Robert L Stevens is acting as Receiver pursuant to the authority vested by Offer the Court;

(b) The Issuer may legally issue 119,473,334 (One Hundred Nineteen Million, Four Hundred Seventy-Three Thousand, Three Hundred and Thirty-Four) restricted common stock shares at Social Life Network, Inc. equally to LVC Consulting LLC and Rodosevich investments LLC, and

(c) The Issuer may legally issue 13,420,000 (Thirteen Million Four Hundred and Twenty Thousand) common stock shares of Social Life Network, Inc. to two (2) non-affiliate business entities listed on Schedule “A” hereto.

*        *         *

No part to the transaction has asked us to perform an independent investigation as to the validity of certain assumptions pertaining to related party transactions. Such an investigation is beyond the scope of our assignment and would have been rejected, if it had been requested, given that the Issuer has undergone significant changes in its history and ultimately was abandoned by its management.

We performed no independent investigation nor have we taken steps to test the validity of statements made in the Stock Purchase Agreement generally or in its Recitals, specifically.

This opinion is furnished by us as special counsel to the Issuer and speaks as of the date of this opinion letter only, and is solely for our Client’s benefit. Neither this opinion nor copies hereof may be relied upon by, delivered to, or quoted in whole or in part to any government agency to any other person for any reason or purpose whatsoever without our prior written consent.

First American Stock Transfer

April 28, 2016

Other than the specific transaction contemplated by the Stock Purchase Agreement, this letter is irrelevant and inapplicable, and is not to he relied upon by any other person for any purpose, event or circumstance.

Other than as is specifically cited herein, no opinion is being given as to the application of any law or laws, or regulations or rules under federal law of the United States of America, or of the law or laws of any specific state of the United States of America or for compliance by the Issuer or of any other person therewith.

Subject to its limitations, we hereby consent to the presentation of this opinion by the Issuer to its transfer agent.

Please do not hesitate to notify the undersigned should you wish to discuss the above.

Sincerely,

/s/ Bradford J. Lam
Bradford J. Lam

C:
Receiver:	Mr. Robert L. Stevens
387 Corona St., Suite 555
Denver, CO 80218

Issuer:	Social Life Network, Inc.

SHAREHOLDER LIST – SCHEDULE A

Shareholder Name	Number of Shares to be Issued

LVC CONSULTING LLC 848 N RAINBOW BLVD #2078 LAS VEGAS, NV 89107	Share Amount **59,736,667

RODOSEVICH INVESTMENTS LLC 8100 E UNION AVE #302 DENVER, CO 80237	Share Amount **59,736,667

MDD ENTERPRISES INC 999 EAST APPLEWOOD AVE., CENTENNIAL, CO 880121	100,000

SOMERSET PRIVATE FUND LTD. 387 Corona Street, Suite 555 Denver, CO 80206	13,320,000

TOTAL SHARES TO BE ISSUED:	132,893,334

** Shares issued with restrictive legend